Exhibit 10.4

Purchase and Sale Agreement

By and Between

Tucker Family Investments, LLLP
DNR Oil & Gas, Inc
Tindall Operating Company
as Sellers

and

Arête Industries, Inc.
as Buyer

Dated May 25, 2011

********

EXHIBIT LIST

Exhibit A                      Leases
Exhibit B                      Wells/WI/NRI/Allocated Values
Exhibit C                      Capital Projects
Exhibit D                      Agreements
Exhibit E                      Hydrocarbon Sales Contracts/Calls On Production
Exhibit F                      Imbalance Volumes
Exhibit G                      Assignment, Bill Of Sale And Conveyance
Exhibit H                      Buyer’s Officer Certificate
Exhibit I                      Sellers’ Officer Certificate
Exhibit J                      Non-Foreign Affidavit
Exhibit K                      Contract Operating Agreement

Page ii

4.4	Casualty Loss.	7
4.5	Preferential Rights and Consents.	7
	A. Required Consents.	8
	B. Preferential Purchase Rights.	8
	C. Exclusive Remedy.	8
ARTICLE 5 ENVIRONMENTAL MATTERS		8
5.1	Definitions.	9
5.2	Environmental Representations.	9
	Sellers’ Ownership Period.	9
5.3	Environmental Liabilities and Obligations.	9
	A. Complete Assumption of Environmental Liabilities by Buyer.	9
ARTICLE 6 SELLERS’ REPRESENTATIONS		9
6.1	Company Representations.	10
	A. Entities Comprising Sellers.	10
	B. No Violation.	10
6.2	Authorization and Enforceability.	10
6.3	Liability for Brokers’ Fees.	10
6.4	No Bankruptcy.	10
6.5	Litigation.	10
6.6	Capital Projects.	10
6.7	Judgments.	11
6.8	Compliance with Law.	11
6.9	Agreements.	11
6.1	Governmental Permits.	11
6.11	Personal Property and Equipment.	11
6.12	Hydrocarbon Sales Contracts.	11
6.13	Area of Mutual Interest and Other Agreements; Tax Partnerships.	12
6.14	Imbalance Volumes.	12
	A. Gas Pipeline Imbalances.	12
	B. Wellhead Gas Imbalances.	12
6.15	Property Expenses.	12
6.16	Records.	12
6.17	NEPA Documents.	12
6.18	Notice of Breach of Representation and Warranty.	12
ARTICLE 7 BUYER’S REPRESENTATIONS		13
7.1	Corporate Representations.	13
	A. Status of Buyer.	13
	B. Authority of Buyer.	13
	C. No Violation.	13
7.2	Authorization and Enforceability.	13
7.3	Liability for Brokers’ Fees.	14
7.4	Litigation.	14
7.5	Securities Laws.	14
7.6	Buyer’s Evaluation.	14
	A. Records.	14
	B. Independent Evaluation.	14

Page iii

ARTICLE 8 COVENANTS AND AGREEMENTS		15
8.1	of Sellers.	15
	A. Operations Prior to Closing.	15
	B. Restriction on Operations.	15
	C. Notification of Claims.	16
	D. Consents.	16
	E. Entity Status.	16
8.2	Covenants and Agreements of Buyer.	16
	A. Entity Status.	16
8.3	Covenants and Agreements of the Parties.	16
	A. Confidentiality.	16
	B. Return of Information.	17
	C. Injunctive Relief.	17
	D. Cure Period for Breach.	17
	E. Notice of Breach.	17
ARTICLE 9 TAX MATTERS		17
9.1	Apportionment of Tax Liability.	17
9.2	Calculation of Tax Liability.	18
9.3	Tax Reports and Returns.	18
9.4	Sales Taxes.	18
ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING		18
10.1	Sellers’ Conditions Precedent.	18
	A. Satisfaction by Buyer of its Obligations.	18
	B. No Court or Government Orders.	18
	C. Purchase Price Reduction.	18
10.2	Buyer’s Conditions Precedent.	19
	A. Satisfaction by Sellers of their Obligations.	19
	B. No Court or Government Orders.	19
	C. Purchase Price Reduction.	19
ARTICLE 11 RIGHT OF TERMINATION AND ABANDONMENT		19
11.1	Termination.	19
	A. Failure by Buyer.	19
	B. Failure by Sellers.	19
	C. Purchase Price Reduction.	19
11.2	Liabilities Upon Termination.	20
	A. Buyer’s Breach.	20
	B. Sellers’ Breach.	20
11.3	Unwind.	20
ARTICLE 12 CLOSING		20
12.1	Date of Closing.	20
12.2	Place of Closing.	20
12.3	Closing Obligations.	20
	A. Assignment - Exhibit F.	20
	B. Governmental Forms of Assignment.	20
	C. Payment.	20
	D. Buyer’s Officer Certificate - Exhibit G.	21
	E. Seller’s Officer Certificate - Exhibit H.	21
	F. Non-Foreign Affidavit - Exhibit I.	21
	G. Contract Operating Agreement - Exhibit J.	21
	H. Other Actions.	21

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ARTICLE 13 POST-CLOSING OBLIGATIONS		21
13.1	Post-Closing Adjustments.	21
	A. Settlement Statement.	21
	B. Adjustments to the Purchase Price.	21
13.2	Final Settlement Statement.	23
13.3	Records.	23
13.4	Operations After Closing.	23
13.5	Further Assurances.	23
ARTICLE 14 ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION		23
14.1	Buyer’s Assumption of Liabilities and Obligations.	23
14.2	Sellers’ Retention of Liabilities and Obligations.	24
14.3	Proceeds and Invoices for Property Expenses Received After the Settlement Date.	24
	A. Proceeds.	24
	B. Property Expenses.	24
14.4	Indemnification.	24
	A. Sellers’ Indemnification of Buyer.	25
	B. Buyer’s Indemnification of Sellers.	25
	C. Release.	25
14.5	Procedure.	25
	A. Coverage.	25
	B. Claim Notice.	25
	C. Information.	25
14.6	Dispute Resolution.	26
14.7	No Insurance; Subrogation.	26
14.8	Reservation as to Non-Parties.	27
ARTICLE 15 MISCELLANEOUS		27
15.1	Expenses.	27
15.2	Notices.	27
15.3	Amendments/Waiver.	28
15.4	Assignment.	28
15.5	Announcements.	28
15.6	Counterparts/Fax Signatures.	28
15.7	Governing Law.	28
15.8	Entire Agreement.	28
15.9	Knowledge.	28
15.1	Binding Effect.	29
15.11	Survival.	29
15.12	Limitation on Damages.	29
15.13	No Third-Party Beneficiaries.	29
15.14	Several Liability.	29
15.15	Condition Precedent.	29
15.16	References, Titles and Construction.	29
	A. References.	29
	B. Titles.	29
	C. Agreement.	29
	D. Singular and Plural, Masculine and Feminine.	30
	E. References to Agreements, Instruments and Documents.	30
	F. Examples.	30
	G. Conjunctions.	30
	H. No Construction Against Any Drafter.	30
	I. References to Dollars.	30

Page v

Purchase And Sale Agreement

This Purchase and Sale Agreement (this “Agreement”), dated May 25, 2011, is by and among Tucker Family Investments, LLLP, a Colorado limited liability limited partnership (“Tucker”); DNR Oil & Gas, Inc., a Colorado corporation (“DNR”); and Tindall Operating Company, a Colorado corporation (“Tindall”) whose collective address is 12741 E. Caley, Unit 142, Englewood, Colorado 80111, and Arête Industries, Inc., 7260 Osceola Street, Westminster, CO 80030, (“Buyer”).  Tindall, Tucker and DNR may be referred to collectively as “Sellers.”  Sellers and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”  The transaction contemplated by this Agreement may be referred to as the “Transaction.”

RECITALS

A.           Sellers own and desire to sell certain of their interests in oil and gas properties located in Colorado, Wyoming, Kansas, and Montana (the “Assets”, all as more particularly described in Section 1.2 below).

B.           Buyer has conducted and will soon complete an independent investigation of the nature and extent of the Assets and desires to purchase the Assets pursuant to the terms of this Agreement.

C.           The parties recognize that Charles Davis is both a principal in Seller DNR, and a shareholder and director of Buyer, and agree that nothing in these relationships will hinder the purposes of this Agreement.

D.           To accomplish the foregoing, the Parties wish to enter into this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale.
  Sellers agree to sell and Buyer agrees to purchase Sellers’ right, title and interest in the Assets, all pursuant to the terms of this Agreement.

1.2 The Assets.
  As used herein, the term “Assets” refers to Sellers’ right, title and interest in and to the following:

A. Leases, Lands, Hydrocarbons and Interests.
  The oil, gas and/or mineral leases, rights-of-way and other agreements specifically described in Exhibit A (the “Leases”), the lands described in Exhibit A (the “Lands”) and the oil, gas and other hydrocarbons (“Hydrocarbons”) attributable to the Leases or Lands to the extent and only to the extent of the working interest (“WI”) and net revenue interest (“NRI”) set forth on Exhibits A and B, together with all the property and rights incident thereto, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof and all Hydrocarbons produced from the pool or unit allocated to any such Lands or Leases.

B. Wells.
  The oil and gas wells specifically described in Exhibit B (the “Wells”) to the extent and only to the extent of the WI and NRI set forth on Exhibit B, together with the personal property, equipment, fixtures, improvements, permits, water discharge permits, rights-of-way and easements associated with such WI and located on the Lands and presently used in connection with the production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1.2 A.;

C. Rights in Unitized, Pooled or Communitized Tracts.
  The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Sections 1.2 A. and B. and to the production of Hydrocarbons, if any, attributable to said properties and interests;

D. Other Agreements.
  All existing and effective sales, purchases, exchanges, gathering agreements, service agreements and other contracts, agreements and instruments, which relate, and only insofar as they relate, to the properties and interests described in Subsections 1.2 A. through C., and including those which are described in Exhibit C (the “Agreements”); and

E. Records.
  All files, records and data relating to the items described in Sections 1.2.A. through D. maintained by Sellers, including without limitation, the following, if and to the extent that such files exist: title files, lease files, land files, well files and division order files, but excluding from the foregoing those files, records and data subject to unaffiliated third party contractual restrictions on disclosure or transfer (the “Records”).  If any of the Records contain interpretations of Sellers, Buyer agrees to rely on such interpretations at its own risk.  The Records do not contain and Sellers are not selling any seismic or other geophysical data related to the Lands.

1.3 Effective Time.
  This Agreement shall be effective at 7:00 a.m. Mountain Time on April 1, 2011 (the “Effective Time”).

ARTICLE 2

PURCHASE PRICE

2.1 Base Purchase Price.
  The base purchase price for the Assets shall be $10,000,000 (the “Base Purchase Price”).  Buyer shall pay Sellers the Base Purchase Price at Closing.

2.2 Allocation of the Base Purchase Price.
  Buyer, based on Buyer’s’ engineering report, has allocated the Base Purchase Price among the Assets as set forth on Exhibit B.  Buyer and Sellers agree to use the values so allocated as the values for the individual Assets when filing all tax returns.  The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset.  The percentage and ownership (as between Sellers) of Wells affected by Allocated Value shall also be used by the Sellers in distributing both the Base Purchase Price and any Additional Purchase Price.

Settlement Statement.
  The Base Purchase Price shall be adjusted after Closing pursuant to a “Settlement Statement” as more specifically described in Section 13.1.

ARTICLE 3

BUYER’S INSPECTION

3.1 Access to the Records.
  Sellers have made the Records available to Buyer for inspection, copying, and review at Sellers’ offices during normal business hours to permit Buyer to perform its due diligence review.  After the execution of this Agreement and subject to Section 8.3, Sellers will continue to make the Records available to Buyer for inspection, copying, and review at Sellers’ offices during normal business hours to permit Buyer to complete its due diligence review.  Subject to the consent and cooperation of third parties, Sellers will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire.  Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Sellers to a third party.

3.2 Disclaimer.
  Except for the representations contained in this Agreement, Sellers make no representation of any kind as to the Records or any information contained therein.  Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

3.3 Physical Access to the Leases, Lands, and Wells.
  During reasonable business hours, Sellers agree to grant Buyer physical access to the Leases, Lands, and Wells to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Leases, Lands, and Wells.  In connection with any such on-site inspections and assessments, Buyer agrees not to interfere with the normal operation of the Leases and Wells and agrees to comply with all operational and safety requirements of the operators of the Wells.  If Buyer or its agents prepares an environmental assessment of any Lease, Lands or Well, Buyer agrees, where lawful, to keep such assessment confidential and to furnish copies thereof to Sellers.  Such information shall be held confidential but may be disclosed to Buyer or Buyer’s affiliates, attorneys, officers, employees and consultants used in Buyer’s evaluation of the Assets.  Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process, order, regulation, or rule, or (ii) available to the public, or (iii) acquired from third parties not known by Buyer to have confidentiality obligations to Sellers, provided that Buyer agrees to inquire of such third parties whether such third party has an obligation of confidence to Sellers.  In connection with granting such access, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify Sellers, and their respective directors, officers, shareholders, employees, agents and representatives against all claims for injury to, or death of, persons or for damage to property arising as a result of any act or omission committed by Buyer or its employees, agents, contractors or representatives in conducting Buyer’s on-site inspections and environmental assessments of the Leases and Wells.  This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

3.4 Buyer’s Agents.
  To the extent that Buyer uses agents to conduct its due diligence activities, either in Sellers’ offices or on the Lands, Buyer agrees to (i) make such agents aware of the terms and conditions set forth in this Article 3 and the confidentiality provisions of Article 8, and (ii) ensure that such agents agree to be bound by the terms of this Article 3 and the confidentiality provisions of Article 8.

ARTICLE 4

TITLE MATTERS

4.1 Definitions.

A. Defensible Title.
  The term “Defensible Title” means such title to the Assets, that, subject to and except for Permitted Encumbrances: (i) entitles Sellers to receive not less than the NRI set forth on Exhibit B for the currently producing formations in each Well or Unit; (ii) obligates Sellers to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from the currently producing formations in each Well in an amount not greater than the working interest set forth in Exhibit B (“WI”); and (iii) is free and clear of encumbrances, liens and defects.

B. Permitted Encumbrances.
  The term “Permitted Encumbrances” shall mean:

1. lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI;

2. liens for Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business and for which Sellers shall retain responsibility;

3. all rights to consent by, required notices to, filings with, or other actions by federal, state, local or foreign governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

4. rights of reassignment upon the surrender or expiration of any Lease;

5. the terms and conditions of the Agreements and all documents of record to the extent such do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset;

6. easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as has been conducted in the past or materially affect the value thereof;

7. liens to be released in connection with the Closing; and

8. materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being

9. withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action and for which Sellers shall retain responsibility.

C. Title Defect.
  The term “Title Defect” means any lien or monetary encumbrance affecting the Assets, excluding Permitted Encumbrances, or claim, defect in or objection to real property title made by a third party, excluding Permitted Encumbrances, that alone or in combination with other defects (i) renders the Sellers’ title to the Asset less than Defensible Title, and (ii) reduces the Allocated Value of the affected Asset by more than 1% (with such amount being the “Individual Title Threshold”) and (iii) causes or is likely to cause Sellers’ title to the Asset to fail.  For the purposes of this Agreement, the term “third party claim” or “claim by a third party” or phrases of similar import, means a claim by an unaffiliated third party made without any involvement by Buyer whatsoever.  Notwithstanding the foregoing, the following shall not be considered Title Defects:

1. defects in the early chain of title, consisting of the failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Buyer provides reasonable written evidence that such failure or omission has resulted in another party actually claiming title to the relevant Asset;

2. defects based on a lack of information in Sellers’ files;

3. defects arising out of lack of survey;

4. defects based on a gap in Sellers’ chain of title in the BLM records as to federal leases, or in the state’s records as to state leases, if no such gap exists in the county records;

5. defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative written evidence that the action was not authorized and results in another party actually claiming title to the Asset;

6. defects that are uncontrovertibly defensible by possession under applicable statutes of limitation for adverse possession or for prescription;

7. defects based on a gap in Sellers’ chain of title in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records and written evidence of such break in the chain of title shall be included in a Notice of Title Defects, and provided further, the consequence of such break in the chain of title must result in another party having a justiciable claim to a portion or all of the affected Asset;

8. any defect if the net cumulative effect of such burdens does not operate to reduce the NRI for the particular Asset; and

9. any defect, if one or more of the Sellers have received proceeds of production from the Asset affected by the Title Defect, consistent with the NRI set forth on Exhibit B for the last three years without interruption or challenge from a third party based on the Title Defect.

10. Title Defect Value.
  “Title Defect Value” means the amount by which the Allocated Value of an Asset has been reduced by a Title Defect.  In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the defect.  The Title Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

11. If the Title Defect is a lien or encumbrance on the Asset created by Sellers, Sellers shall have the lien or monetary encumbrance unconditionally released, and consequently, there shall be no Title Defect Value associated with such lien or encumbrance.

12. If the Title Defect is an actual reduction in NRI or any other matter that does not fall within the matters described in subsection 1., then the Buyer will rerun its economic evaluation of the affected Asset using the same economic and engineering criteria except as changed to accommodate the Title Defect to calculate the impact on the Allocated Value for the affected Asset.  This revised calculation of the Allocated Value will be presented to Sellers and Buyer and Sellers will act in good faith to reach mutual agreement as to the diminution effect of this Title Defect and thus the Title Defect Value.

4.2 Purchase Price Adjustments for Title Defects.

A. Notices of Title Defects.
  Buyer shall give each of the Sellers a written “Title Defect Notice” as soon as possible but no later than 5:00 p.m. Mountain Time five (5) business days before Closing (the “Title Defect Date”).  To be effective, each Title Defect Notice must be in writing and must satisfy the following conditions precedent:  (i) name the affected Asset; (ii) describe each Title Defect in reasonable detail; (iii) describe the basis for each Title Defect which must include a third party claim supporting the Title Defect; (iv) attach Supporting Documentation; (v) state the Allocated Value of the affected Asset; (vi) state Buyer’s good faith estimate of the Title Defect Value; and (vii) set forth the computations upon which Buyer’s estimate is based.  For the purposes of this Section, “Supporting Documentation” for a particular Title Defect means if the basis is derived from any document, a copy of such document (or pertinent part thereof) or if the basis is derived from any gap in Sellers’ chain of title, the documents preceding and following the gap shall be attached, or in any case other reasonable written documentation or actual claim from a third party.  If such Supporting Documentation is in Sellers’ possession, Buyer agrees to provide a copy of such documentation to Sellers, or alternatively, specific information about how and where Sellers may obtain such supporting documentation, such as a file number, etc.

B. Defect Adjustments.

1. If an Asset is affected by a Title Defect, the Purchase Price will be reduced in the Final Settlement Statement and as set forth below, unless, at Sellers’ election: (i) Sellers cure the Title Defect prior to the Final Settlement Date, (ii) Buyer agrees to waive the relevant Title Defect, (iii) Sellers elect on or before the Final Settlement Date to cure such Title Defect no later than 990 days after closing; (iv) Sellers elect on or before the Settlement Date to indemnify Buyer against any loss attributable to the relevant Title Defect or (v) Sellers elect to exclude the affected Asset from the Transaction and reduce the Purchase Price accordingly.

2. The Purchase Price shall be adjusted only for Title Defects that exceed the Individual Title Threshold.

3. If Sellers elect to cure the relevant Title Defect after the Final Settlement Date, and if Sellers cure the relevant Title Defect to Buyer’s reasonable satisfaction, there shall be no adjustment to the Purchase Price.  Subject to the Individual Title Threshold, if Sellers do not cure the relevant Title Defect to Buyer’s reasonable satisfaction, then at Sellers’ election, (i) the Purchase Price shall be adjusted for the Title Defect Value attributable to the applicable Title Defect, or (ii) the affected Asset shall be excluded from this Agreement and the Purchase Price shall be adjusted accordingly.

4.3 Dispute Resolution.
  The Parties agree to resolve disputes concerning title matters pursuant to the Arbitration procedure set forth in Section 14.6.

4.4 Casualty Loss.
  After the Effective Time and prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain (with such event being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility) up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”).  At its sole option, Sellers may elect to cure such Casualty Loss.  If Sellers elect to cure such Casualty Loss, Sellers may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility.  If Sellers cure the Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price Adjustment for such Casualty Loss.

4.5 Preferential Rights and Consents.
  To Sellers’ knowledge, there are no preferential purchase rights and/or required consents affecting the Assets.  To the extent that there are preferential purchase rights or required consents affecting the Assets, the provisions of this Section 4.5 shall apply.  Sellers shall use reasonable efforts to obtain all required consents and to give notices required in connection with preferential purchase rights prior to Closing.  If Buyer discovers other affected Assets during the course of Buyer’s due diligence activities, Buyer shall notify Sellers immediately and Sellers shall use their best efforts to obtain such consents or obtain waivers and to give the notices required in connection with the preferential rights prior to Closing.

Required Consents.
  Except for consents and approvals which are customarily obtained post-Closing, and those consents which would not invalidate the conveyance of the Assets (with such consents being “Required Consents”), if a Required Consent to assign any Lease has not been obtained as of the Settlement Date, then Buyer shall re-convey the affected Asset to Sellers effective as of the Effective Time and Buyer shall pay Sellers the Allocated Value of the affected Asset, reduced by the amount of any net proceeds from the affected Asset attributable to the period of time after the Effective Time with Sellers retaining such net proceeds attributable to the period of time after the Effective Time until the affected Asset is assigned, and with Sellers bearing all attendant Property Costs for the affected Asset accruing during this period of time.  Buyer shall reasonably cooperate with Sellers in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

A. Preferential Purchase Rights.

1. If any preferential right to purchase any portion of the Assets is exercised and consummated prior to Closing, that portion of the Assets affected by such preferential purchase right shall be excluded from the Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer to give notice (with such adjustment being an “Exclusion Adjustment”).

2. If by the Settlement Date, the time frame for the exercise of such preferential purchase rights has not expired and Sellers have not received notice of an intent not to exercise or a waiver of the preferential purchase right, that portion of the Assets affected by such preferential purchase right shall be included in the Assets.

3. If the affected Asset has been conveyed to Buyer at Closing, and a preferential purchase right affecting the Asset is consummated after Closing, Buyer agrees to convey such affected Asset to the party exercising such preferential purchase right on the same terms and conditions under which Sellers conveyed such Assets to Buyer and retain all amounts paid by the party exercising such preferential right to purchase.  In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such Asset to such exercising party, such conveyance to be in form and substance as provided in this Agreement, and Sellers agree to hold harmless and indemnify Buyer from any and all liabilities and obligations associated with such conveyed Asset.

B. Exclusive Remedy.
  The remedies set forth in this Section 4.5 are the exclusive remedies under this Agreement for exercised preferential purchase rights and required consents to assign the Assets.

ARTICLE 5

ENVIRONMENTAL MATTERS

The provisions of this Article apply to environmental matters associated with the Assets as the result of oil and gas operations on the Land.

Definitions.
  For the purposes of the Agreement, the following terms shall have the following meanings:

“Environmental Defect” means a condition in, on or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water) attributable to the period of time prior to the Effective Time that (i) causes an Asset to be in material violation of an Environmental Law, or (ii) requires Remediation under an Environmental Law.

“Environmental Law” means any law, statute, rule, regulation, code, ordinance or order issued by any federal, state, or local governmental entity in effect on or before the Effective Time regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the release or disposal of waste or hazardous materials.

“Remediation” means actions taken to correct an Environmental Defect or otherwise required to remediate in compliance with applicable Environmental Law.

5.1 Environmental Representations.

A. Sellers’ Ownership Period.
  Sellers own a working interest in all of the Assets and operate all of the Assets.  For the period of Sellers’ ownership of the Assets, and to the knowledge of Sellers, Sellers represent to Buyer that the Assets have been operated in material compliance with all Environmental Laws and Sellers have not received a written notice of a material violation of an Environmental Law with respect to the Assets that remains uncured.  To allege a breach of this representation, Buyer must provide Seller with a written notice detailing the Environmental Defect giving rise to the breach prior to Closing.  Buyer’s sole remedy for breach of this representation shall be the right to exclude the affected Asset from the Transaction and reduce the Purchase Price by no more than the Allocated Value of the Asset.

5.2 Environmental Liabilities and Obligations.

A. Complete Assumption of Environmental Liabilities by Buyer.
  Buyer shall have no remedy, judicial or otherwise, against Sellers after the Effective Time for Environmental Defects.  Any costs, expense or liability relating in any way to any Environmental Defect arising from or attributable to the Assets, whether accruing or becoming known before or after the Effective Time, shall be wholly borne by Buyer.  Buyer also agrees to indemnify, save and hold harmless Sellers, their officers, directors, employees, and agents, from and against all losses, costs, expenses, liabilities, damages, demands, suits, claims and sanctions of every kind and character arising from or related to any Environmental Defect including, but not limited to, any and all costs and attorney fees incurred by Sellers to defend against any Environmental Defect and to enforce this indemnity.

ARTICLE 6

SELLERS’ REPRESENTATIONS

The Parties’ agreement with respect to Title Matters and Environmental Matters is set forth in Articles 4 and 5 respectively, and the provisions of those Articles set forth Sellers’

representations with respect to Title Matters and Environmental Matters.  Except for Title Matters and Environmental Matters, Sellers make the following representations as of the execution of this Agreement and as of Closing:

6.1 Company Representations.

A. Entities Comprising Sellers.
  Tucker Family Investments, LLLP is a limited liability limited partnership duly organized, validly existing and in good standing under the laws of the State of Colorado.  DNR Oil & Gas, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.  Tindall Operating Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado.  Each entity comprising Sellers has all requisite power and authority to own the Assets, to carry on its business as presently conducted to execute, deliver, and perform this Agreement and each other document executed or to be executed by Sellers in connection with the Transaction.  The execution, delivery, and performance by Sellers of this Agreement and each other document executed or to be executed by Sellers in connection with the Transaction and the consummation by it of the Transaction have been duly authorized by all necessary company action of Sellers.

B. No Violation.
 The execution and delivery of this Agreement does not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any provision of Sellers’ governing documents, or any provision of any statute, rule or regulation applicable to Sellers or the Assets or any material lease, contract, agreement, instrument or obligation to which Sellers are a party or by which Sellers or the Assets are bound, or, (iii) violate or conflict with any judgment, decree or order applicable to Sellers.

6.2 Authorization and Enforceability.
  This Agreement and all other documents executed by Sellers in connection with this Transaction constitutes Sellers’ legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3 Liability for Brokers’ Fees.
  Sellers have not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

6.4 No Bankruptcy.
  There are no bankruptcy proceedings pending, being contemplated by or, to the knowledge of Sellers, threatened against Sellers by any third party.

6.5 Litigation.
  Sellers have not received a written claim or written demand that has not been resolved that would adversely affect any of the Assets.  There are no actions, suits, written governmental inquiries or proceedings pending or, to the knowledge of Sellers, threatened against Sellers or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that relate to any of the Assets, or that would affect the Sellers’ ability to execute and deliver this Agreement or to consummate this Transaction.

Capital Projects.
  Except as shown on Exhibit C, there are no proposed wells or other specified capital projects with estimated costs in excess of $50,000 per well or project net to Sellers’ interest to the extent such capital projects will extend beyond the Effective Time.

6.6 Judgments.
  There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Sellers that would be reasonably expected to materially interfere with the operation of any of the Assets, or materially affect the value of any of the Assets, or impair Sellers’ ability to enter into this Agreement or consummate this Transaction.

6.7 Compliance with Law.
  Sellers have not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets or operations on the Assets, which remains uncured.

6.8 Agreements.
  To the extent not listed elsewhere in this Agreement and except for the Leases, Exhibit E is a list of certain other agreements that relate to the ownership and operation of the Assets (the “Agreements”).

6.9 Governmental Permits.
  To Sellers’ knowledge, Sellers have all governmental licenses, filings and permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Law) necessary or appropriate to own and operate the Assets as presently being owned and operated.  Sellers have not received written notice of any violations in respect of any such licenses or permits that remains uncured.  All of Sellers’ representations related to governmental licenses, filings and permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Environmental Laws) related to Environmental Laws are set forth in Section 5.2.

6.10 Personal Property and Equipment.
  The personal property, equipment and fixtures currently attendant to the Wells have been used on the Wells to produce the Hydrocarbons prior to the execution of this Agreement.  Sellers expressly disclaim and negate any warranty as to the condition of any personal property, equipment, fixtures and items of movable property comprising any part of the Assets, including: (i) any implied or express warranty of merchantability, (ii) any implied or express warranty of fitness for a particular purpose, (iii) any implied or express warranty of conformity to models or samples of materials, (iv) any rights of assignee under applicable statutes to claim diminution of consideration, and (v) any claim by Buyer for damages because of defects, whether known or unknown, it being expressly understood by Buyer that said personal property, fixtures, equipment and items are being conveyed to Buyer “as is, where is,” with all faults and in their present condition and state of repair.

6.11 Hydrocarbon Sales Contracts.
  Except for the Hydrocarbon Sales Contracts listed in Exhibit E, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets.

Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all respects by Sellers in a timely manner and are not being held in suspense for any reason.

6.12 Area of Mutual Interest and Other Agreements; Tax Partnerships.
  To Sellers’ knowledge, no Asset is subject to (or has related to it) any area of mutual interest agreements or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time other than the Wells listed on Exhibit B as having an after payout NRI.  No Asset is subject to (or has related to it) any tax partnership.

6.13 Imbalance Volumes.

A. Gas Pipeline Imbalances.
  Except for the gas imbalances reflected on Exhibit G (“Imbalance Volumes”), there do not exist any gas imbalances (i) which are with gatherers processors, or transporters (ii) which are associated with the Assets and (iii) for which Sellers have received a quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

B. Wellhead Gas Imbalances.
  Except for the Imbalances Volumes, there do not exist any gas imbalances relating either to production from or at the wellhead between co-tenants or working interest owners in a well, unit, or field which are associated with the Assets for which Sellers have received any quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.14 Property Expenses.
  In the ordinary course of business, Sellers have paid all Property Expenses attributable to the period of time prior to the Effective Time as such Property Expenses become due, and such Property Expenses are being paid in a timely manner before the same become delinquent, except such Property Expenses as are disputed in good faith by Sellers in a timely manner.

6.15 Records.
  Sellers make no representations regarding the accuracy of any of the Records; provided, however, Sellers do represent that (i) all of the Records are files, or copies thereof, that Sellers have used in the ordinary course of operating and owning the Assets, (ii) Sellers have not intentionally withheld any material information from the Records and (iii) Sellers have not intentionally misrepresented any material information in the Records.  Buyer acknowledges that the Records and Sellers’ files may be incomplete.  Except as set forth in this Section 6.16, no representation or warranty of any kind is made by Sellers as to the Information or with respect to the Assets to which the Information relates and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.

6.16 NEPA Documents.
  The Assets may be subject to National Environmental Policy Act documents.  Buyer agrees to accept the Assets subject to the terms of the NEPA documents as they exist now and in the future, and agrees that the NEPA Documents and their effect on operations will not be the basis for an Environmental Defect, Title Defect or other claim by Buyer.

Notice of Breach of Representation and Warranty.
  Buyer shall give Sellers a written “Notice of Breach of Representation” as soon as the breach becomes known to Buyer, but on or before April 1, 2011 at 5 p.m. Mountain Time for the representations and warranties set forth in Sections 6.6 through 6.17.  To be effective, each Notice of Breach of Representation must be in writing and satisfy the following conditions precedent:  (i) name the representation; (ii) describe the breach in reasonable detail including the affected Asset; (iii) attach Supporting Documentation; and (iv) state Buyer’s good faith estimate of the value of the breach.  If Sellers cannot cure such breach in a reasonable timeframe, the Purchase Price shall be adjusted in the Final Settlement Statement only for breaches of Buyer’s representation that exceed the “Individual Representation Threshold” of 1%, the aggregate of which exceeds a deductible of 10% of the Purchase Price (“Representation Deductible) and then only for the amount exceeding the Representation Deductible (with the amount of such adjustment being the “Representation Adjustment”).  The Environmental Deductible, Title Deductible and Representation Deductible are separate and distinct and operate independently.

ARTICLE 7

BUYER’S REPRESENTATIONS

Buyer makes the following representations to Sellers as of the execution of this Agreement and as of Closing:

7.1 Corporate Representations.

A. Status of Buyer.
  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado and is, or will be at the Closing, duly qualified to carry on its business in Colorado, Kansas, Montana, and Wyoming.  There are no bankruptcy proceedings contemplated, threatened or filed by or against Buyer.

B. Authority of Buyer.
  Buyer has all requisite power and authority to own the Assets after Closing, to carry on its business as presently conducted to execute, deliver, and perform this Agreement and each other document executed in connection with the Transaction.  The execution, delivery, and performance by Buyer of this Agreement and each other document executed by Buyer in connection with the Transaction, and the consummation by it of the Transaction and thereby, have been duly authorized by all necessary corporate action of Buyer.

C. No Violation.
  The execution and delivery of this Agreement does not (i) violate, or be in conflict with, any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate, or be in conflict with any judgment, decree or order applicable to Buyer.

7.2 Authorization and Enforceability.
  The execution, delivery and performance of this Agreement and this Transaction have been duly and validly authorized by all requisite action on behalf of Buyer.  This Agreement and all other documents executed by Buyer in connection with this Transaction constitute Buyer’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3 Liability for Brokers’ Fees.
  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Sellers shall have any responsibility whatsoever.

7.4 Litigation.
  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate this Transaction and to assume the liabilities to be assumed by Buyer under this Agreement, including without limitation, the Assumed Liabilities.

7.5 Securities Laws.
  Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business.  Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets.  Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts.  The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws.

7.6 Buyer’s Evaluation.

A. Records.
  Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks.  Buyer acknowledges that Sellers are making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets.  Except for the representations of Sellers contained in this Agreement, Buyer acknowledges and agrees that Sellers have not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Sellers including, without limitation, any estimate with respect to the value of the Assets, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

B.           Independent Evaluation.
  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets.  Buyer is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets.  Accordingly, Buyer assumes the risk of the downhole condition of the Wells.  Except as expressly provided in this Agreement, Sellers shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Sellers.

ARTICLE 8

COVENANTS AND AGREEMENTS

8.1 Covenants and Agreements of Sellers.
  Sellers covenant and agree with Buyer as follows:

A. Operations Prior to Closing.
  From the date of execution hereof to the Closing, Sellers will operate the Assets in a good and workmanlike manner and consistent with past practices.  Sellers agree to maintain the insurance now in effect with respect to the Assets through the date of Closing.  From the date of execution of this Agreement to the Closing Date, Sellers shall pay or cause to be paid its proportionate shares of all Property Expenses incurred in connection with the ownership or operations of the Assets.  Except for Capital Projects, Sellers will timely notify Buyer of proposed activities and major capital expenditures that could reasonably be expected to cost in excess of $25,000 per activity net to Sellers’ interests conducted on the Assets and will keep Buyer timely informed of all material developments affecting any of the Assets.

B. Restriction on Operations.
  Except in the case of an emergency, Sellers will promptly inform Buyer of all requests for commitments to expend funds in excess of $25,000 with respect to the Assets.  Without the prior written consent of Buyer, Sellers shall not:

1.	enter into any new agreements or commitments with respect to the Assets which extend beyond the Closing,

2.	commit to or incur any expenditures in excess of $25,000 (net to Sellers’ interest) with respect to any part of the Assets,

3.	make any nonconsent elections with respect to operations affecting the Assets,

4.	abandon any Well or release or permit to terminate, or modify or reduce its rights under all or any portion of any of the Leases,

5.	modify or terminate any of the Agreements or waive or relinquish any right thereunder,

6.	agree to any renegotiated price, take or other terms under existing gas purchase agreements,

7.	agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time,

8.	enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than 30 days’ notice),

9.	create any material gas imbalance affecting the Assets,

10.	encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets, and

11.
except where necessary in the event of an emergency regarding Sellers’ interest in the Assets propose (a) the drilling of any additional wells, (b) the deepening, plugging back or reworking of any Well, (c) the conducting of any other operations which require consent under the applicable operating agreement, or (d) the conducting of any other operations other than the normal operation of the existing wells on the Assets.

C. Notification of Claims.
  Sellers shall promptly notify Buyer of any suit, action or other written proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might, in Sellers’ reasonable judgment, result in impairment or loss of Sellers’ title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases arising or threatened prior to the Closing.

D. Consents.
  For the purposes of obtaining the written consents required in this Section 8.1, Buyer designates the person set forth in Section 15.2.  Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

E. Entity Status.
  Each of the entities comprising Sellers shall maintain its corporate status from the date hereof through the Settlement Date to assure that as of the Settlement Date, Sellers will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

8.2 Covenants and Agreements of Buyer.
  Buyer covenants and agrees with Sellers as follows:

A. Entity Status.
  Buyer shall maintain its corporate status from the date hereof until the Settlement Date, and use all reasonable efforts to assure that as of the Closing Date and the Settlement Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

8.3 Covenants and Agreements of the Parties.
  The Parties covenant and agree as follows:

A. Confidentiality.
  All data and information, whether written or oral, obtained from Sellers in connection with this Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer in connection with this Transaction  (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Sellers.  Until the Closing (and for a period of one year if Closing should not occur for any reason), except as required by law or applicable stock exchange rule, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which:  (1) at the time of disclosure to Buyer by Sellers is in the public domain; (2) after disclosure to Buyer by Sellers becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (3) Buyer can establish by competent proof was rightfully in Buyer’s possession at the time of disclosure to Buyer by Sellers; (4) Buyer rightfully receives from third parties free of any obligation of confidence; or (5) is developed independently by Buyer without the Information, provided that the person or persons developing the data shall not have had unauthorized access to the Information.

B. Return of Information.
  If this Transaction does not close on or before Closing, or such later date as agreed to by the Parties, Buyer shall (i) return to Sellers all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 8.3.A.; (ii) not utilize or permit utilization of the Information to compete with Sellers; and (iii) destroy any and all notes, reports, studies or analyses based on or incorporating the Information.  The terms of Section 8.3.A., B. and C. shall survive termination of this Agreement.

C. Injunctive Relief.
  Buyer agrees that Sellers will not have an adequate remedy at law if Buyer violates any of the terms of Sections 8.3.A. and/or 8.3.B.  In such event, Sellers will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 8.3.A. and/or 8.3.B., or to obtain specific enforcement of such terms.

D. Cure Period for Breach.
  If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party 48 hours to cure.  Notwithstanding the foregoing, this Subsection shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

E. Notice of Breach.
  If any of the Sellers or Buyer develops or possesses information that leads it to believe that another Party may have breached a representation or warranty under this Agreement, that Party shall promptly inform the other Parties of such potential breach so that it may attempt to remedy or cure such breach prior to Closing.  The provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of Sellers or Buyer shall not be altered or modified by the Closing or by Buyer’s or Sellers’ knowledge of any event or Buyer’s or Sellers’ review of any documents or other matters except as expressly provided herein to the contrary.

ARTICLE 9

TAX MATTERS

9.1 Apportionment of Tax Liability.
  “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.  All Taxes based on or attributable to the ownership of, or based on production of hydrocarbons shall be deemed attributable to the period during which such production occurred, with the exception of severance taxes, which shall be based on the date such severance taxes were assessed.  All Taxes for all taxable periods that begin before and end after the Effective Time shall be prorated between Buyer and Sellers as of the Effective Time.  The apportionment of Taxes between the Parties shall take place in the Preliminary Statement and Settlement Statement, using estimates of such Taxes if actual numbers are not available.  Subject to the provisions of Section 14.3, Taxes are considered part of the Property Expenses.

9.2 Calculation of Tax Liability.
  Consistent with Section 9.1, and based on the best current information available as of Closing, the proration of Taxes shall be made between the Parties as an adjustment to the Purchase Price in the Settlement Statement and thereafter pursuant to the provision of Section 14.3.

9.3 Tax Reports and Returns.
  Sellers agree to file all tax returns for the period of time prior to the Effective Time and Buyer agrees to file all tax returns for the period of time after the Effective Time.  The Party not filing the return agrees to provide the Party filing the return with appropriate information which is necessary to file any required tax reports and returns related to the Assets.  Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Sections 9.1 and 14.3.

9.4 Sales Taxes.
  Buyer shall be liable for and shall indemnify Sellers for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement.  If required by applicable law, Sellers shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Sellers therefor. If Sellers receive notice that any sales and/or use taxes are due, Sellers shall promptly forward such notice to Buyer for handling.

ARTICLE 10

CONDITIONS PRECEDENT TO CLOSING

10.1 Sellers’ Conditions Precedent.
  The obligations of Sellers at the Closing are subject, at the option of Sellers, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A. Satisfaction by Buyer of its Obligations.
  All representations and warranties of Buyer contained in this Agreement are true in all material respects (considering this Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing.  Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Buyer confirming the foregoing;

B. No Court or Government Orders.
  No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

C. Purchase Price Reduction.
  The aggregate net reduction to the Purchase Price due to Title Defects, and reductions based on breaches of representations and warranties, but excluding reductions for Exclusion Adjustments, does not exceed in the aggregate 10% of the Purchase Price.

Buyer’s Conditions Precedent.
  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

D. Satisfaction by Sellers of their Obligations.
  All representations and warranties of Sellers contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing.  Sellers have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Sellers at or prior to the Closing in all material respects and Sellers shall deliver a certificate to Buyer confirming the foregoing;

E. No Court or Government Orders.
  No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

F. Purchase Price Reduction.
  The aggregate net reduction to the Purchase Price due to Title Defects, and reductions based on breaches of representations and warranties, but excluding reductions for Exclusion Adjustments, does not exceed in the aggregate 10% of the Purchase Price.

ARTICLE 11

RIGHT OF TERMINATION AND ABANDONMENT

11.1 Termination.
  This Agreement may be terminated in accordance with the following provisions:

A. Failure by Buyer.
  By Sellers if either Sellers’ conditions set forth in Section 10.1 are not satisfied through no fault of Sellers, or are not waived by Sellers, as of the Closing Date;

B. Failure by Sellers.
  By Buyer if Buyer’s conditions set forth in Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date; and

C. Purchase Price Reduction.
  By either Party if the Purchase Price reduction described in either Sections 10.1 C. or 10.2 C has occurred and not been waived by both Sellers and Buyer.

11.2 Liabilities Upon Termination.

A. Buyer’s Breach.
  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Sellers are ready to close, Sellers shall retain all remedies, legal and equitable, for Buyer’s wrongful failure to Close.

B. Sellers’ Breach.
  If Closing does not occur because Sellers wrongfully fail to tender performance at Closing or otherwise breach this Agreement prior to Closing, and Buyer is ready and otherwise able to close, Buyer shall retain all remedies, legal and equitable, for Sellers’ wrongful failure to Close.

11.3 Unwind.
 If, as of the Final Settlement Date, the aggregate net reduction to the Purchase Price due to Title Defects, reductions based on breaches of representations and warranties and reductions for Exclusion Adjustments exceeds in the aggregate 1% of the unadjusted Purchase Price, then Sellers may elect to unwind this Transaction, such election to be made on the Final Settlement Date.  If this Transaction is to be unwound, the Parties agree to take all necessary actions to place the Parties in the same position as they were prior to the Transaction, provided however, that each Party shall bear all of its own costs and expensed related to the Transaction and the unwind.

ARTICLE 12

CLOSING

12.1 Date of Closing.
  The Closing shall be on or before May 25, 2011.

12.2 Place of Closing.
  The Closing shall be held at the offices of Sellers’ Attorneys, at 1600 Stout Street, Suite 1400, Denver, Colorado, at 10:00 a.m. or at such other time and place as Buyer and Sellers may agree in writing.

12.3 Closing Obligations.
  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A. Assignment - Exhibit G.
 Sellers shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit G in sufficient counterparts for recording in each county where the Assets are located, conveying the Assets to Buyer as of the Effective Time, with (i) a special warranty of the real property title by, through and under Sellers but not otherwise, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

B. Governmental Forms of Assignment.
 Sellers shall execute, acknowledge and deliver to Buyer, an assignment on the required governmental forms necessary to convey the Assets to Buyer.

C. Payment.
 Buyer shall deliver the Purchase Price to the account at the bank designated by Sellers in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

Buyer’s Officer Certificate - Exhibit H.
  Buyer shall deliver to Sellers the Officer Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit H.

D. Seller’s Officer Certificate - Exhibit I.
 Sellers shall deliver to Buyer the Officer Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit I.

E. Non-Foreign Affidavit - Exhibit J.
  Sellers shall execute and deliver to Buyer an Affidavit of Non-Foreign Status and No Requirement for Withholding under Section 1445 of the Code in the form attached as Exhibit J.

F. Contract Operating Agreement - Exhibit K.

1.   Sellers and Buyer shall execute the Contract Operating Agreement attached as Exhibit K.

G. Other Actions.
  Sellers and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13

POST-CLOSING OBLIGATIONS

13.1 Post-Closing Adjustments.

A. Settlement Statement.
  As soon as practicable after the Closing, but in no event later than 60 days after Closing, Sellers, with assistance from Buyer’s staff, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the Settlement Statement (the “Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”).  As soon as practicable after receipt of the Settlement Statement, but in no event later than on or before 30 days after receipt of Sellers’ proposed Settlement Statement, Buyer shall deliver to Sellers a written report containing any changes that Buyer proposes to make to the Settlement Statement.  Buyer’s failure to deliver to Sellers a written report detailing proposed changes to the Settlement Statement by that date shall be deemed an acceptance by Buyer of the Settlement Statement as submitted by Sellers.  The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than 45 days after receipt of Sellers’ proposed Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Settlement Date.”  If the Final Purchase Price is more than the amount paid at Closing (the “Closing Amount), Buyer shall pay Sellers the amount of such difference.  If the Final Purchase Price is less than the Closing Amount, Sellers shall pay to Buyer the amount of such difference.  Any payment by Buyer or Sellers, as the case may be, shall be made by wire transfer of immediately available funds within 5 days of the Settlement Date.  Any adjustments requiring additional payment by either Buyer or Sellers shall also be made in the same manner.

B. Adjustments to the Purchase Price.
  All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

1.	Property Expenses.
  For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.

2.	Upward Adjustments.
  The Purchase Price shall be adjusted upward by the following:

(i) An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by the Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Time;

(ii)  An amount equal to all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, incurred and paid by Sellers that are attributable to the period after the Effective Time;

(iii) To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Time that were paid by or on behalf of Sellers, including without limitation, prepaid drilling and/or completion costs, applicable insurance costs through Closing, and prepaid utility charges;

(iv) An amount equal to the value (net of applicable Taxes) of Sellers’ share of all oil in storage tanks above the pipeline interconnect at the Effective Time to be calculated as follows:  The value shall be the product of (i) the volume in each storage tank (attributable to Sellers’ interest) as of the Effective Time as shown by the actual gauging reports, multiplied by (ii) the price actually received for  production under the applicable marketing contract if the Hydrocarbons in question had been sold; provided, however, that the adjustment contemplated by this subsection (iv) shall be made only to the extent that Sellers do not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable oil in the storage tanks; and

(v) Any other amount agreed to by Buyer and Sellers.

3.	Downward Adjustments.
  The Purchase Price shall be adjusted downward by the following:

(i) Proceeds received and retained by Sellers (net of applicable Taxes and royalties) that are attributable to production from the Assets after the Effective Time together with the COPAS reimbursement received or accrued from the interests of the non-operators involved in the Assets;

(ii) The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that remain unpaid by Sellers, or that have been paid by Buyer, that are attributable to the period prior to the Effective Time;

(iii) An amount equal to the Title Defect Adjustments; and

(iv) Any other amount agreed to by Buyer and Sellers.

4.	Tax Adjustments.
 To adjust the Purchase Price for the apportionment of Taxes, the Parties agree to adjust the Purchase Price, downward or upward, as appropriate, pursuant to the provision of Article 9.

5.	Dispute Resolution.
  If the Parties are unable to resolve a dispute as to the Final Purchase Price by 45 days after Buyer’s receipt of Sellers’ proposed Settlement Statement, the Parties shall submit the dispute to binding arbitration to be conducted pursuant to Section 14.6.

13.2 Final Settlement Statement.
  On or before 90 days after closing, Sellers will prepare and deliver to Buyer, in accordance with customary accounting practices, the “Final Settlement Statement,” setting forth all monetary adjustments necessitated by Title Defect Adjustments, and Representation Adjustments.  The Parties agree to work in good faith to agree on the amount set forth in the Final Settlement Statement within 30 days of Buyer’s receipt of the Final Settlement Statement.  The date upon which such agreement is reached is called the “Final Settlement Date.”  The Parties agree to pay each other the sums specified in the Final Settlement Statement within five days of the Final Settlement Date.  The Parties expressly acknowledge and agree that all provisions of the Title Matters and Representations and Warranties shall apply, subject to the individual thresholds and applicable deductibles.

13.3 Records.
  After Closing, Sellers shall make the Records available for pick up by Buyer within a reasonable period.  After termination, Sellers may retain copies of the Records and Sellers also shall have the right to review and copy the Records at Buyer’s offices during standard business hours upon reasonable notice for so long as Buyer retains the Records.  Buyer agrees that the Records shall be maintained in compliance with all applicable laws governing document retention.  Buyer shall not destroy or otherwise dispose of Records for a period of 7 years after Closing unless Buyer first gives Sellers reasonable notice and an opportunity to copy the Records to be destroyed.

13.4 Operations After Closing.
 At Closing, Seller and Buyer shall enter into Contract Operating Agreements for a period not to exceed one (1) year, and the form set out in Exhibit L, attached hereto ,whereby Sellers will act as contract operators for Buyer under their own bonds, for a period of one year.

13.5 Further Assurances.
  From time to time after Closing, Sellers and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction.

ARTICLE 14

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

14.1 Buyer’s Assumption of Liabilities and Obligations.
  Upon Closing, and except for Retained Liabilities and subject to Section 5.3A, 14.3 and 14.4, (and subject to the

Contract Operating Agreement provided for in Exhibit K) Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the period before and after the Effective Time, including, without limitation, (i) the Material Contracts, (ii) the Assumed Environmental Liabilities whether arising before or after the Effective Time, (iii) the obligation to plug and abandon all wells and reclaim all well sites located on the Lands regardless of when the obligations arose, (iv) the make-up and balancing obligations for gas from the Wells, (v) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets and attributable to the period of time after the Effective Time; and (vi) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement (collectively, the “Assumed Liabilities”).

14.2 Sellers’ Retention of Liabilities and Obligations.
  Upon Closing and subject to Sections 5.3A, 14.3 and 14.4, Sellers retain all claims, costs, expenses, liabilities and obligations accruing or relating to any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets and attributable to the period of time prior to the Effective Time and any breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement.  (collectively, the “Retained Liabilities”).

            14.3 Proceeds and Invoices for Property Expenses Received After the Settlement Date.
  After the Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Expenses paid by one Party for or on behalf of the other Party with respect to the Assets, which were not already included or addressed in the Settlement Statement, shall be settled as follows, subject to the terms of the Contract Operating Agreement:

A. Proceeds.
  Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted or forwarded to Sellers.  Proceeds received by Sellers with respect to sales of Hydrocarbons produced after the Effective Time shall be forwarded to Buyer.

B. Property Expenses.
  Invoices for Property Expenses received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Sellers by Buyer, or if already paid by Buyer, invoiced by Buyer to Sellers.  Invoices for Property Expenses received by Sellers that relate to operations on the Assets after the Effective Time shall be forwarded to Buyer by Sellers, or if already paid by Sellers, invoiced by Sellers to Buyer.  Buyer specifically agrees to assume, pay, become liable for and release Sellers from all obligations and liabilities for Property Expenses related to the Assets attributable to the periods of time after the Effective Time.  All such liabilities and obligations shall become part of the Assumed Liabilities.

14.4 Indemnification.
  “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified Party indemnifying a third party.

After the Closing, the Parties shall indemnify each other as follows:

A. Sellers’ Indemnification of Buyer.
  Sellers assume all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Sellers has agreed to indemnify Buyer under this Agreement, and (iii) any breach by Sellers of this Agreement.

B. Buyer’s Indemnification of Sellers.
  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Sellers, its members, officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Sellers under this Agreement, and (iii) any breach by Buyer of this Agreement.

C. Release.
  Buyer shall be deemed to have released Sellers at the Closing from any Losses for which Buyer has agreed to indemnify Sellers hereunder, and Sellers shall be deemed to have released Buyer at the Closing from any Losses for which Sellers has agreed to indemnify Buyer hereunder.

14.5 Procedure.
  The indemnifications contained in Section 14.4 shall be implemented as follows:

A. Coverage.
  Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party.

B. Claim Notice.
  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall list the amount claimed by an Indemnified Party, the basis for such claim, with supporting documentation, and list each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

C. Information.
  If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party as soon as is practicable.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense.  If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.6 Dispute Resolution.
  The Parties agree to resolve all “Disputes” concerning this Agreement pursuant to the provisions of this section, such disputes to include without limitation (i) the existence and scope of a Title Defect, (ii) the Title Defect Value of that portion of the Asset affected by a Title Defect, (iii) the existence of an Environmental Defect, or (iv) disputes concerning a Claim or amount to be paid by an Indemnifying Party.  The Parties agree to submit all Disputes first to mediation by an impartial mediator, and if such dispute cannot be resolved by mediation, to binding arbitration in Denver, Colorado, such arbitration to be conducted as follows:  The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the “Arbitrators.”  The arbitration shall be before a single arbitrator chosen by the mutual agreement of the Parties involved in the matter to be arbitrated, or if no such agreement can be reached within 10 days, a three-person panel of neutral arbitrators, consisting of one person picked by each side, and the two arbitrators so selected picking the third (with the panel so picked being the “Arbitrators”).  The Arbitrator(s) shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and the Arbitrator(s) shall render a written decision within 30 days of the hearing.  At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.  Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the decision by the Arbitrator(s).  The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.  Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrator(s) shall be borne by the party not prevailing in the arbitration or, if that cannot be determined, then 50% by the Sellers and 50% by the Buyer.

14.7 No Insurance; Subrogation.
  The indemnifications provided in this Agreement shall not be construed as a form of insurance.  Buyer and Sellers hereby waive for themselves, their respective successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Sellers shall obtain waiver of such subrogation from their respective insurers.

14.8 Reservation as to Non-Parties.
  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Sellers may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 15

MISCELLANEOUS

15.1 Expenses.
  All fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.2 Notices.
  All notices and communications required or permitted under this Agreement shall be sent in writing to each of the Sellers and to Buyer and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (i) telecopy or facsimile transmission, (ii) mail or (iii) overnight courier.  All notices shall be addressed as follows:

To Sellers:

R. Lee Tucker, Limited Partner
Tucker Family Investments, LLLP
12741 E. Caley, Unit 142
Englewood, CO 80111
Attn:          R. Lee Tucker
Fax:          303-850-0175

DNR Oil & Gas Inc.
12741 E. Caley, Unit 142
Englewood, CO 80111
Attn:          Charles B. Davis, President
Fax:          303-825-2968

Tindall Operating Company
12741 E. Caley, Unit 142
Englewood, CO 80111
Attn:          R. Lee Tucker, President
Fax:          303-850-0175

To Buyer:

Arête Industries, Inc.
7260 Osceola Street
Westminster, CO 80030
Attn.: Donald W. Prosser
Fax: 303-429-9664.

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made under this subsection.

15.3 Amendments/Waiver.
  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.4 Assignment.
  If either Party assigns all or a portion of its rights and obligations under this Agreement, such Party shall remain responsible for all of its obligations under this Agreement, provided, however, that Sellers’ indemnity of Buyer set forth in this Agreement shall not be assignable in any form, and shall not be transferable in the event of a merger, consolidation or other corporate transaction of Buyer.  Further, if Buyer assigns its interests in the Assets on or before June 30, 2011, Buyer’s successors and assigns shall not be able to give notices of Title Defects or Notices of Breaches of Representations.  No such assignment or obligation shall increase the burden on the non-assigning Party or impose any duty on the non-assigning Party to communicate with or report to any transferee, and the non-assigning Party may continue to look to the assigning Party for all purposes under this Agreement.

15.5 Announcements.
  Sellers and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Buyer or Sellers shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.6 Counterparts/Fax Signatures.
  Buyer and Sellers may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  The Parties agree that facsimile signatures are binding.

15.7 Governing Law.
  This Agreement and this Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado.

15.8 Entire Agreement.
  This Agreement constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit and Schedule attached to this Agreement is incorporated into this Agreement.

15.9 Knowledge.
  The “knowledge of a Party” shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made.  If the Party is a limited liability company, or corporation, or other entity other than a natural person, such actual, conscious knowledge must be on the part of the person having supervising management authority over the matters to which such knowledge pertains.

15.10 Binding Effect.
  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.11 Survival.
  The representations set forth in Sections 6.1 through 6.4, and Sections 7.1 through 7.6 shall survive without limitation as to time.  The remaining representations and warranties set forth in this Agreement, except those relating to Sellers’ special warranty of title as described herein, shall survive until April 1, 2013. Except for representations that survive without limitation as to time, a claim for a breach of a representation or warranty must be made on or before April 1, 2013 at 5:00 p.m. Mountain Time, and is subject to Section 6.18.  Delivery of the Assignment, Bill of Sale and Conveyance at the Closing will not constitute a merger of this Agreement with such Assignment.

15.12 Limitation on Damages.
  The Parties shall not have any liability to each other for consequential, special, punitive or exemplary damages arising out of or related to a Party’s breach of any provision of this Agreement.

15.13 No Third-Party Beneficiaries.
  This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns.  There are no third party beneficiaries to this Agreement.

15.14 Several Liability.
  All of Sellers’ liabilities and obligations under this Agreement shall be several among each of the entities comprising Sellers, and not joint.  In addition, the liability and obligations of each Seller under the terms of this Agreement shall be tied directly to the Assets owned by each Seller and capped at the amount of the Purchase Price received at Closing by that particular Seller.  Buyer hereby waives and releases each of the entities and individuals comprising Sellers from any liabilities and obligations above each Sellers’ cap described in the preceding sentence.

15.15 Condition Precedent.
  A condition precedent to the effectiveness of this Agreement is signature by both Buyer and Sellers.  Unless and until both Buyer and Sellers have executed this Agreement, the Agreement will not be legally binding.

15.16 References, Titles and Construction.

A. References.
  All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

B. Titles.
  Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

C. Agreement.
  The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

Singular and Plural, Masculine and Feminine.
  Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender.

D. References to Agreements, Instruments and Documents.
  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

E. Examples.
  Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

F. Conjunctions.
  The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

G. No Construction Against Any Drafter.
  No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.  All Parties have had an equal opportunity to draft and review this Agreement.

H. References to Dollars.
 All references herein to “$” or “dollars” shall refer to U.S. Dollars.

Remainder Of This Page Is Left Intentionally Blank.

The Parties have executed this Agreement effective as of the Effective Time.

SELLERS:

TUCKER FAMILY INVESTMENTS, LLLP

By: /s/ R. Lee Tucker
Name: R. Lee Tucker
Title: Limited Partner

DNR OIL & GAS, INC.

By: /s/ Charles B. Davis
Name: Charles B. Davis
Title: President

TINDALL OPERATING COMPANY

By: /s/ R. Lee Tucker
Name: R. Lee Tucker
Title: President

BUYER:

ARÊTE INDUSTRIES, INC.

By: /s/ Donald W. Prosser
Name: Donald W. Prosser
Title: Chairman